As filed with the Securities and Exchange Commission on December 5, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VALASSIS COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	38-2760940
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number.)

19975 Victor Parkway

Livonia, Michigan 48152

(734) 591-3000

(Address of Principal Executive Offices, including Zip Code and Telephone Number)

VALASSIS COMMUNICATIONS, INC. 2008 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full Title of the Plan)

Todd L. Wiseley, Esq.

Valassis Communications, Inc.

19975 Victor Parkway

Livonia, Michigan 48152

(734) 591-3000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Amy S. Leder, Esq.

McDermott Will & Emery LLP

340 Madison Avenue

New York, New York 10173

(212) 547-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	715,169 shares	$20.57	$14,711,026.33	$1,685.88

(1)	This Registration Statement also covers any additional shares of Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Registrant’s common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the Registrant’s common stock on the New York Stock Exchange LLC on December 2, 2011.

EXPLANATORY NOTE

This registration statement is being filed pursuant to General Instruction E to Form S-8 (“General Instruction E”) for the purpose of registering 715,169 additional shares of common stock, par value $.01 per share (the “Common Stock”), of Valassis Communications, Inc. (the “Company”) to be offered to participants under the Valassis Communications, Inc. 2008 Omnibus Incentive Compensation Plan (the “2008 Plan”), adopted in 2008. The Company originally registered shares of Common Stock for issuance under the 2008 Plan under a Registration Statement on Form S-8, filed with the United States Securities and Exchange Commission (the “SEC”) on June 30, 2008 (SEC File No. 333–152026) (the “2008 Registration Statement”). Pursuant to the 2008 Plan, any shares of Common Stock subject to an outstanding award under the Valassis Communications, Inc. 2005 Employee and Director Restricted Stock Award Plan (the “2005 Plan”), the Valassis Communications, Inc. Broad-Based Incentive Plan (the “Broad-Based Plan”) and the Valassis Communications, Inc. 2002 Long-Term Incentive Plan (the “2002 Plan” and, together with the 2005 Plan and the Broad-Based Plan, the “Prior Plans”) that is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the grantee are made available for awards under the 2008 Plan. In connection therewith, the Company previously registered an aggregate of 952,032 additional shares that had been included in the shares reserved for issuance under the 2008 Plan as a result of the cancellation, expiration, forfeiture, settlement in cash or other termination of previously made awards under the Prior Plans during the period between April 24, 2008 and December 13, 2010 under a Registration Statement on Form S-8, filed with the SEC on December 14, 2010 (SEC File No. 333–171150). In addition, an aggregate of 715,169 additional shares (the “Additional Carried Forward Shares”) have been included in the shares reserved for issuance under the 2008 Plan as a result of the cancellation, expiration, forfeiture, settlement in cash or other termination of previously made awards under the Broad-Based Plan and the 2002 Plan during the period between December 14, 2010 and December 4, 2011, which shares are included in this registration statement.

The Additional Carried Forward Shares represent (a) 129,683 shares that were previously registered for issuance under the Broad-Based Plan pursuant to the Company’s Registration Statement on Form S-8, filed with the SEC on September 7, 2005 (File No. 333–128158), and (b) 585,486 shares that were previously registered for issuance under the 2002 Plan pursuant to the Company’s Registration Statement on Form S-8, filed with the SEC on March 27, 2003 (File No. 333–104072), all of which have not been issued pursuant to the applicable Prior Plan and have been transferred to the 2008 Plan for issuance thereunder. The Company is concurrently filing with the SEC post-effective amendments to the Registration Statements on Form S-8 specified in clauses (a) and (b) above deregistering the Additional Carried Forward Shares under the Broad-Based Plan and 2002 Plan, as applicable.

Pursuant to General Instruction E, the contents of the 2008 Registration Statement are hereby incorporated herein by reference, except to the extent amended, supplemented or modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents of the Company (File No. 001-10991) previously filed with the SEC are hereby incorporated in this Registration Statement by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 1, 2011;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 10, 2011;

(c)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on August 9, 2011;

(d)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the SEC on November 8, 2011;

(e)	Current Reports on Form 8-K filed with the SEC on January 13, 2011, January 13, 2011, January 28, 2011, February 3, 2011, February 11, 2011, May 10, 2011, July 1, 2011, July 12, 2011, August 23, 2011, August 26, 2011 and October 5, 2011; and

(f)	The description of the Common Stock contained in the Registration Statement on Form 8-A filed with the SEC on January 23, 1992 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective date of filing of each of those reports or documents until the filing of a post-effective amendment to this Registration Statement which indicates either that all securities offered by this Registration Statement have been sold or which deregisters all of the securities under this Registration Statement then remaining unsold.

Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

The Company’s General Counsel and Senior Vice President, Administration, Todd L. Wiseley, Esq., has passed upon the validity of the shares of the Common Stock offered under this Registration Statement, which opinion is included herewith as Exhibit 5.1. Mr. Wiseley beneficially owned as of December 4, 2011 approximately 75,896 shares of Common Stock, which includes 63,325 shares of Common Stock subject to currently exercisable options or options exercisable within 60 days. Mr. Wiseley is eligible to participate in the 2008 Plan.

Item 8.	Exhibits.

For a list of exhibits, see the attached Exhibit Index, which is hereby incorporated into this Item by reference.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on the 5th day of December, 2011.

VALASSIS COMMUNICATIONS, INC.

By:	/s/Alan F. Schultz
Alan F. Schultz President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Robert A. Mason, Robert L. Recchia and Todd L. Wiseley, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable in order to enable the Company to comply with the Securities Act and any requirements of the SEC in respect thereof, in connection with the filing with the SEC of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Joseph B. Anderson, Jr. Joseph B. Anderson, Jr.	Director	December 5, 2011

/s/ Patrick F. Brennan Patrick F. Brennan	Director	December 5, 2011

/s/ Kenneth V. Darish Kenneth V. Darish	Director	December 5, 2011

/s/ Walter H. Ku Walter H. Ku	Director	December 5, 2011

/s/ Robert A. Mason Robert A. Mason	Director	December 5, 2011

/s/ Robert L. Recchia Robert L. Recchia	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	December 5, 2011

/s/ Thomas J. Reddin Thomas J. Reddin	Director	December 5, 2011

/s/Alan F. Schultz Alan F. Schultz	President, Chief Executive Officer and Director (Principal Executive Officer)	December 5, 2011

/s/ Wallace S. Snyder Wallace S. Snyder	Director	December 5, 2011

/s/ Faith Whittlesey Faith Whittlesey	Director	December 5, 2011

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture dated as of May 22, 2003, between Valassis Communications, Inc. and BNY Midwest Trust Company, as trustee, relating to the Senior Convertible Notes due 2033 (incorporated by reference to Exhibit 4.1 to Valassis’ Registration Statement on Form S-3 (SEC File No. 333-107787) filed on August 8, 2003).

4.2	First Supplemental Indenture, dated as of March 2, 2007, between Valassis Communications, Inc. and BNY Midwest Trust Company, as trustee, to the Indenture, dated as of May 22, 2003 (incorporated by reference to Exhibit 4.4 to Valassis’ Form 8-K (SEC File No. 001-10991) filed on March 8, 2007).

4.3	Second Supplemental Indenture, dated as of June 27, 2011, between Valassis Communications, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee, to the Indenture dated as of May 22, 2003 (incorporated by reference to Exhibit 4.1 to Valassis’ Form 8-K (SEC File No. 001-10991) filed on July 1, 2011).

4.4	Indenture, dated as of January 28, 2011, by and among Valassis Communications, Inc., the Subsidiary Guarantors named therein and Wells Fargo Bank, National Association, as trustee, relating to the 6 5/8% Senior Notes due 2021 (incorporated by reference to Exhibit 4.1 to Valassis’ Form 8-K (SEC File No. 001-10991) filed on February 3, 2011).

5.1	Opinion of Todd L. Wiseley, Esq., General Counsel of Valassis Communications, Inc., dated December 5, 2011, as to the legality of the securities being offered.*

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.*

23.2	Consent of Todd L. Wiseley, Esq. (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page to this Registration Statement).*

99.1	Valassis Communications, Inc. 2008 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit D to the Company’s Proxy Statement (SEC File No. 001-10991) filed on March 20, 2008).

*	Filed Herewith